Exhibit 99.1

Hometown Auto Retailers Announces Annual Results for 2005 and Restated Results for 2004 and 2003

WATERBURY, Conn. - March 28, 2006 - Hometown Auto Retailers, Inc. (OTC BB: HCAR) today announced audited financial results for 2005 (ended December 31, 2005). In addition, as previously disclosed on March 20, 2005 in an 8-K filing with the U.S. Securities and Exchange Commission, Hometown also announced today restated results for both 2004 and 2003.

Hometown reported 2005 revenues of $233.1 million versus restated 2004 revenues of $265.6 million, a decrease of 12.2 percent. Gross profit was $34.7 million for 2005 versus restated gross profit of $38.3 million in 2004, a decrease of 9.4 percent.

Hometown’s reported 2005 net income of $1.3 million generated basic and diluted earnings per share of $0.20 and $0.19, respectively, versus restated net income of $3.9 million and restated basic and diluted earnings per share of $0.54 and $0.53 respectively, for the same period in 2004.

Restatement Explanation
Subsequent to fiscal year end December 31, 2005, Hometown concluded that the income from certain extended warranty and extended warranty reimbursement insurance policies generated in Connecticut was no longer required to be recognized over the period of the contract. Prior to July 1, 2003, Connecticut dealerships were considered to be “extended warranty providers” because they did not qualify for any of the exclusions applicable to the retail seller of the extended warranty. Effective on July 1, 2003, the Connecticut law applicable to extended warranties was amended to provide that an “extended warranty provider” means a person who issues, makes, provides or offers to provide an extended warranty but that person must also be “contractually obligated to provide service under such extended warranty.” The administrator of the extended warranties sold by Hometown has confirmed that Hometown is not contractually obligated to provide service under the extended warranties that they sell. Therefore Hometown is no longer liable as the “extended warranty provider” under the extended warranties that it sells. Hometown has determined that it is no longer necessary to recognize the commissions that it receives from the sale of such extended warranties over the period of the warranty contract. Accordingly, Hometown has restated prior year financial statements for 2004 and 2003, respectively, to reflect this change.

The effect of these restatements was to increase pre-tax income $313,000 in 2004 and $224,000 in 2003. The after tax effect of these restatements increased net income in 2004 by $187,000 and by $135,000 in 2003. The effect of these adjustments also increased basic and diluted earnings per share by $0.03 in 2004 and $0.02 in 2003.

Hometown’s 2005 results include a pre-tax gain on the transfer of the Westwood Lincoln Mercury dealership resulting from the settlement of certain litigation matters of $587,000 and expenses of approximately $662,000 in relation to its previously disclosed Exchange Agreement and related class action lawsuit, together netting to a pre-tax loss of approximately $75,000. By comparison, restated results for 2004 include a reduction in an income tax valuation allowance, which had the effect of increasing net income by approximately $2.5 million.

Hometown’s operating results reflect the closing of a used vehicles outlet in August 2004. Also, during the fourth quarter of 2004, Hometown announced that it had agreed in principal to resolve certain litigation matters, which resulted in the transfer of the Westwood Lincoln Mercury dealership during the second quarter of 2005 (ended June 30, 2005). Closing the used vehicles outlet and transferring the Westwood Lincoln Mercury dealership both contributed to decreases in sales and gross profit for Hometown in 2005 versus restated 2004 results, while also generating a decrease in 2005 selling, general and administrative expenses.

“When you take into account the various one-time events in both 2005 and 2004, Hometown’s net income for 2005 is nearly identical to restated 2004 net income, down only $100,000 on a year over year basis,” said Corey Shaker, Hometown president and chief executive officer. “This despite the challenge we had with some of our domestic models, particularly Lincoln Mercury in metro west Boston. With last month’s acquisition of the Nissan franchise, we’re feeling optimistic and upbeat about 2006. We’ve placed Nissan in our former Lincoln Mercury store, which is the new facility in Framingham, Massachusetts on busy Route 9, and we are already seeing significantly more traffic and sales at this store as a result of the change. For the rest of our domestic stores, we recognize that we must focus even harder in 2006 on our existing customer base and used car sales with their higher margins. With the acquisition of Nissan and our tightened focus in 2006, I am cautiously optimistic for the upcoming year.”

Hometown sold 11,403 vehicles during 2005, 1,717 fewer than it sold in the same period in 2004. Total vehicles sold (by category) are shown in the table below.

	For the Year Ended December 31,
	2005	2004
New vehicle	5,478	6,215
Used vehicle - retail	2,848	3,329
Used vehicle - wholesale	3,077	3,576
Total units sold	11,403	13,120

Sales of new vehicles decreased $26.0 million or 15.5 percent to $141.9 million for 2005 from $167.9 million in 2004. Used vehicle sales decreased $4.1 million or 6.3 percent to $61.2 million for 2005 versus $65.3 million in 2004. Parts and service revenues for 2005 decreased $1.5 million or 6.2 percent to $22.7 million from $24.2 million in 2004. Other revenues (net) decreased $821,000 or 10.1 percent to $7.3 million for 2005 versus $8.1 million for the same period in 2004.

Gross profit decreased $3.6 million or 9.4 percent to $34.7 million for 2005 from $38.3 million for the same period in 2004.

The operating results on a same store basis (all dealerships except the used vehicle outlet closed in 2004 and the Westwood Lincoln Mercury dealership transferred during the second quarter of 2005, both discussed above) follow.

On a same store basis Hometown sold 11,054 vehicles during 2005, 750 fewer than it sold in the same period in 2004. Total vehicles sold (by category) on a same store basis are shown in the table below.

	For the Year Ended December 31, (same store basis)
	2005	2004
New vehicle	5,233	5,344
Used vehicle - retail	2,803	3,071
Used vehicle - wholesale	3,018	3,399
Total units sold	11,054	11,814

Same store sales of new vehicles decreased $3.6 million or 2.6 percent to $132.9 million for 2005 versus $136.5 million in 2004. Same store used vehicle sales increased $224,000 or 0.4 percent to $60.0 million for 2005 versus $59.7 million in 2004. Same store parts and service revenues for 2005 increased $1.0 million or 5.0 percent to $21.2 million versus $20.2 million in 2004. Same store other revenues (net) decreased 4.8 percent or $361,000 to $7.2 million for 2005 versus $7.5 million for the same period in 2004.

Same store gross profit decreased $502,000 or 1.5 percent to $33.1 million for 2005 from $33.6 million for the same period in 2004.

About Hometown
Hometown Auto Retailers (www.htauto.com) sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and provides related financing, insurance and service contracts through nine franchised dealerships located in New Jersey, New York, Connecticut, Massachusetts and Vermont. The company’s dealerships offer ten American and Asian automotive brands, including Chevrolet, Chrysler, Dodge, Ford, Jeep, Lincoln, Mazda, Nissan, Mercury and Toyota.

This release contains “forward-looking statements” based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. The company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

HOMETOWN AUTO RETAILERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	For the Years Ended December 31,
		2004	2003
	2005	(Restated)	(Restated)
Revenues
New vehicle sales	$141,938	$167,932	$180,615
Used vehicle sales	61,159	65,326	66,543
Parts and service sales	22,687	24,219	24,621
Other, net	7,296	8,117	8,222

Total revenues	233,080	265,594	280,001

Cost of sales
New vehicle	132,559	157,211	168,579
Used vehicle	55,445	59,053	60,152
Parts and service	10,338	11,043	11,299

Total cost of sales	198,342	227,307	240,030

Gross profit	34,738	38,287	39, 971

Selling, general and administrative expenses	29,735	33,371	34,840

Income from operations	5,003	4,916	5,131

Interest income	298	204	82
Interest (expense)	(3,550)	(3,281)	(3,037)
Other income	602	135	956
Other (expense)	-	(9)	(3)

Pre-tax income	2,353	1,965	3,129
Provision (benefit) for income taxes	1,061	(1,970)	616

Net income	$1,292	$3,935	$2,513

Earnings per share, basic	$0.20	$0.54	$0.35

Earnings per share, diluted	$0.19	$0.53	$0.35

Weighted average shares outstanding, basic	6,617,005	7,286,931	7,175,105
Weighted average shares outstanding, diluted	6,770,278	7,439,024	7,215,492

HOMETOWN AUTO RETAILERS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,	December 31,
ASSETS	2005	2004
		(Restated)

Current Assets:
Cash and cash equivalents	$6,453	$6,101
Accounts receivable, net	4,330	5,081
Inventories, net	33,542	43,440
Prepaid expenses and other current assets	568	634
Deferred and prepaid income taxes	1,039	1,412

Total current assets	45,932	56,668

Property and equipment, net	13,035	13,854
Other assets	2,919	3,486

Total assets	$61,886	$74,008

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Floor plan notes payable - trade	$6,697	$17,382
Floor plan notes payable - non-trade	26,265	25,092
Accounts payable and accrued expenses	3,909	5,106
Current maturities of long-term debt and capital lease obligations	5,245	5,505
Deferred revenue	207	605

Total current liabilities	42,323	53,690

Long-term debt and capital lease obligations	7,884	8,621
Long-term deferred income taxes	-	123
Other long-term liabilities and deferred revenue	128	319

Total liabilities	50,335	62,753

Commitments and Contingencies

Stockholders' Equity

Preferred stock, $.001 par value, 2,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, Class A, $.001 par value, 12,000,000 shares authorized, 3,910,137 and 3,870,137 shares issued and outstanding, respectively	4	4
Common stock, Class B, $.001 par value, 3,760,000 shares authorized, 2,579,252 and 3,519,252 shares issued and outstanding, respectively	2	3
Additional paid-in capital	29,022	30,017
Accumulated deficit	(17,477)	(18,769)

Total stockholders' equity	11,551	11,255

Total liabilities and stockholders' equity	$61,886	$74,008